Exhibit 5.1

[WLRK Letterhead]

September 18, 2020

Cadence Bancorporation

2800 Post Oak Boulevard, Suite 3800

Houston, Texas 77056

Ladies and Gentlemen:

We have acted as special counsel to Cadence Bancorporation, a Delaware corporation (the “Company”), in connection with the offer to rescind (the “Offering”) the previous acquisition of up to 143,813 shares of Class A common stock, par value $0.01 per share (the “Securities”) by persons who acquired such shares of the Securities pursuant to the Company 2018 Employee Stock Purchase Plan (the “Plan”) between May 29, 2019 and May 29, 2020, pursuant to a prospectus supplement dated August 18, 2020 as filed with the Registration Statement on Form S-3, File No. 333-225075, filed publicly with the U.S. Securities and Exchange Commission (the “Commission”) on May 21, 2018, as amended through the date hereof (the “Registration Statement”).

For the purposes of giving this opinion, we have examined the Registration Statement, the Plan, and the amended and restated certificate of incorporation and amended and restated bylaws of the Company. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with this opinion. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.

In making such examination and rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Securities are validly issued, duly authorized, fully paid and nonassessable.

This letter speaks only as of its date and we undertake no (and hereby disclaim any) obligation to update this opinion, which is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of copies of this opinion letter as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement. In addition, we consent to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz